VU1 CORPORATION

AND

Milan Gottwald

DEED OF GUARANTEE

CONTENTS

This Deed of Guarantee ("Guarantee") is made on   [●], 2008 between:

(1)	VU1 Corporation, a company organised and existing under the laws of the State of California, whose registered office is at 557 Roy Street, Suite 125, Seattle, WA 98109, , USA (the "Guarantor"), and

(2)	Milan Gottwald, birth identification number 750219/5327, residing at: Náklo 334, Postal Code: 783 32, Czech Republic (the “Beneficiary”).

WHEREAS:

(A)
The Beneficiary shall in November 25, 2008 enter into a purchase agreement with SENDIO s.r.o., a company organised and existing under the laws of the Czech Republic, Id. No.: 281 64 440, whose registered office is at Olomouc, Holická 156/49, PSČ 77900, Czech Republic (“SENDIO”), whereby SENDIO is obliged, among others, to pay into the Escrow Account the advance payments of the Purchase Price pursuant to Art. III (2) (i) and (ii) thereof in the total amount of CZK 13,500,000 (thirteen million and five hundred thousand Czech crowns) (the “Purchase Agreement”).

(B)	The Guarantor is the sole shareholder in SENDIO.

(C)
According to Art. VI (2) of the Purchase Agreement SENDIO agrees to submit to the Beneficiary, on the date of conclusion thereof, a valid and binding guarantor’s declaration issued by the Guarantor, in order to secure the SENDIO’s obligations following from Art. III (2) (i) and (ii) of the Purchase Agreement.

NOW THIS DEED WITNESSES:

1.	DEFINITIONS AND INTERPRETATION

(a)	Unless otherwise defined in this Guarantee terms defined in the Purchase Agreement shall have the same meaning when used in this Guarantee.

(b)	Any reference to a Clause shall mean a Clause of this Guarantee unless otherwise stated.

(c)	Titles and headings of Clauses in this Guarantee are for reference only and shall not affect its interpretation or construction.

(d)	Words importing persons shall include firms, companies and corporations and vice versa.

(e)	For the purposes of this Guarantee the “Finance Documents” mean Purchase Agreement and this Guarantee.

2.	GUARANTEE AND INDEMNITY

The Guarantor hereby irrevocably and unconditionally:

(a)	guarantees to the Beneficiary punctual performance by SENDIO of the SENDIO’s obligations under Art. III (2) (i) and (ii) of the Purchase Agreement;

(b)
undertakes with the Beneficiary that whenever SENDIO does not pay any amount when due under Art. III (2) (i) and (ii) of the Purchase Agreement, the Guarantor shall within 5 business days from receipt of a written demand pay that amount into the Escrow Account as if it was the principal obligor;

The written demand shall be delivered personally or sent by registered post, telex or facsimile. The demand shall state the date of this Guarantee and that the amount set out in the demand is due and payable under Art. III (2) (i) and (ii) of the Purchase Agreement and has remained unpaid for a continuous period of 5 (five) business days after demand having been made on SENDIO.

3.	CONTINUING GUARANTEE

This Guarantee is a continuing guarantee and will extend to the maximum amount of CZK 13,500,000 (thirteen million and five hundred thousand Czech crowns) (hereinafter the "Total Guaranteed Amount") as payable by SENDIO under Art. III (2) (i) and (ii) of the Purchase Agreement. The Total Guaranteed Amount shall be gradually automatically reduced by the individual advance payments on the Purchase Price paid by SENDIO pursuant to Art. III (2) (i) and (ii) of the Purchase Agreement.

This Guarantee shall expire upon the full payment of the individual advance payments on the Purchase Price by SENDIO pursuant to Art. III (2) (i) and (ii) of the Purchase Agreement.

The original Deed of the Guarantee has to be returned to the Guarantor at the expiry of the Guarantee. However, should this Deed of the Guarantee not be returned to the Guarantor, this shall not affect in any manner the expiry terms of the Guarantee set out under this Clause.

4.	ADDITIONAL SECURITY

This Guarantee shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security hereafter held by the Beneficiary for any or all the moneys payable or expressed to be payable by SENDIO under the Finance Documents nor shall such collateral or other security or any lien to which the Beneficiary may be otherwise entitled or the liability of any person or persons for all or any part of such moneys be in any manner prejudiced or affected by this Guarantee.

5.	PRESERVATION OF RIGHTS

The obligations of the Guarantor hereunder will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations hereunder (without limitation and whether or not known to it) including:

(a)	any time, waiver or consent granted to, or composition with, SENDIO or other person;

(b)	the release of SENDIO or any other person under the terms of any composition or arrangement with any creditor of SENDIO;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, SENDIO or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of SENDIO or any other person;

(e)	any unenforceability, illegality or invalidity of any obligation of any person under the Purchase Agreement or any other document or security;

(f)	the amalgamation or reorganisation of the Guarantor.

(g)
the bankruptcy, insolvency, liquidation, reorganisation, dissolution, amalgamation, reconstruction or any analogous proceeding relating to SENDIO or any other person or any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status function control or ownership of SENDIO or any other person; or

(h)
any amendment to or variation or replacement of the Purchase Agreement (whether or not such amendment or variation shall increase the liabilities of SENDIO thereunder or the Guarantor hereunder) or by anything that SENDIO or the Beneficiary may do or omit or neglect to do (including but without limitation the assertion or failure or delay to assert any right or remedy of the Beneficiary or the pursuit of any rights or remedies by the Beneficiary or the giving by SENDIO of any security or the release, modification, failure, delay or forbearance in enforcing or exchange of any such security) which but for this provision might exonerate the Guarantor.

In case of the Guarantor’s bankruptcy, insolvency, composition, liquidation, reorganisation, dissolution, amalgamation, reconstruction or any analogous proceeding relating thereto the Guarantor shall be obliged to take any and all actions, to the maximum extent allowed by the applicable law, to avoid any adverse effect of such proceeding on the obligations of the Guarantor hereunder.

6.	IMMEDIATE RECOURSE

The Guarantor shall make payment under this Guarantee on first written demand of the Beneficiary and the Beneficiary shall not be obliged before enforcing any of its rights or remedies conferred upon it by this Guarantee or by law:

(a)	to grant any time or indulgence to SENDIO;

(b)	to take any legal proceedings or action or obtain any judgment against SENDIO in any Court;

(c)	to make or file any claim in any bankruptcy, liquidation, winding-up or dissolution of SENDIO; or

(d)
to pursue or exhaust any other right or remedy against SENDIO, and the liabilities of the Guarantor under this Agreement may be enforced irrespective of whether any legal proceedings are being or have been taken against SENDIO.

7.	REINSTATEMENT

If any payment by SENDIO or any discharge given by the Beneficiary (whether in respect of the obligations of SENDIO or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of SENDIO shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Beneficiary shall be entitled to recover the value or amount of that security or payment from SENDIO, as if the payment, discharge, avoidance or reduction had not occurred.

8.	DEFERRAL OF GUARANTOR'S RIGHTS

Until all amounts which may be or become payable by SENDIO under or in connection with Art. III (2) (i) and (ii) of the Purchase Agreement have been irrevocably paid in full, the Guarantor will not exercise any rights whatsoever which it may have by reason of performance by it of its obligations hereunder, including any right:

(a)	to be indemnified by SENDIO;

(b)	to claim any contribution from any other guarantor of SENDIO’s obligations under the Purchase Agreement; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiary under the Purchase Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Purchase Agreement.

9.	REPRESENTATIONS

The Guarantor hereby warrants and represents that:

(a)
it is a company incorporated in the State of California with power to enter into this Guarantee and to exercise its rights and perform its obligations hereunder and all corporate and other action required to authorise its execution of this Guarantee has been duly taken;

(b)	the obligations expressed to be assumed by it in this Guarantee are legal and valid obligations binding on it in accordance with the terms hereof;

(c)
all acts, conditions and things required to be done fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it hereunder and (b) to ensure that the obligations expressed to be assumed by it hereunder are legal, valid and binding have been done, fulfilled and performed;

(d)	the entry into and performance by it of this Guarantee do not and will not conflict in any material respect with:

  any law or regulation applicable to it;

  its constitutional documents; or

  any agreement or instrument binding upon it or any of its assets.

(e)
it has not taken any corporate action or have any other steps been taken or legal proceedings been started against it for its winding-up, dissolution, administration, or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer.

10.	TAX GROSS-UP

(a)
The Guarantor shall make all payments to be made by it without any deduction or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) (the “Tax Deduction”), unless a Tax Deduction is required by law.

(b)
If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(c)
If the Guarantor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to the Beneficiary evidence reasonably satisfactory to the Beneficiary that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(e)
The Guarantor shall, promptly upon becoming aware of the same, notify the Beneficiary of any Tax Deduction which would be required to be made from any payment to be made by it under any Finance Document.

11.	NOTICES

Any notice, request or other communication required to be given under or in connection with this Guarantee (a "Notice"):

(a)	shall be in writing;

(b)	shall be in the English language; and

(c)
shall be delivered personally or sent by facsimile, established courier service or telex to the party to which it is required or permitted to be given or made at the address specified below or at such other address as such party shall have designated by Notice to the party giving or making such Notice:

VU1 Corporation
557 Roy Street, Suite 125, Seattle,
WA 98109, USA

Facsimile: ___________________
Attention: ___________________

Milan Gottwald
Náklo 334, Postal Code: 783 32
Czech Republic

Facsimile: +420587436124
Attention: Milan Gottwald

12.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality validity or enforceability of the remaining provisions hereof nor the legality validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

13.	LAW

This Guarantee shall be governed by and construed in accordance with the laws of the State of Washington.

14.	JURISDICTION

14.1
The parties hereto expressly agree that all disputes arising out of or in connection with the present Guarantee shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The governing law of the arbitration shall be the law of the State of Washington (USA). The arbitration shall take place in Vienna. The language of the arbitration shall be English.

14.2
This Clause 14 is for a benefit of the Beneficiary only. As a result, the Beneficiary shall not be prevented from taking proceedings relating to this Guarantee in any other courts with jurisdiction. To the extent allowed by law, the Beneficiary may take concurrent proceedings in any number of jurisdictions.

15.	AMENDMENTS

No variation of this Guarantee is valid unless it is in writing and signed by or on behalf of each party.

16.           COUNTERPARTS

This Guarantee may be executed in two counterparts. Each party shall receive one counterpart.

EXECUTED AND DELIVERED as a Deed on the date set out above.

Executed as a Deed on behalf of
VU1 Corporation

Signed by  ___________________

_________________________

Signed by ___________________

________________________

Executed as a Deed on behalf of
Milan Gottwald

Signed by Milan Gottwald

________________________